Exhibit 1.01

TERMS AGREEMENT

May 15, 2018

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Attention:    Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US $1,250,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Capital One Securities, Inc., CIBC World Markets Corp., Danske Markets Inc., Lloyds Securities Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., UBS Securities LLC, UniCredit Capital Markets LLC, ANZ Securities, Inc., Bank of China Limited, London Branch, BMO Capital Markets Corp., C.L. King & Associates, Inc., Commerz Markets LLC, Commonwealth Bank of Australia, Credit Suisse Securities (USA) LLC, The Huntington Investment Company, Industrial and Commercial Bank of China (Asia) Limited, ING Financial Markets LLC, Loop Capital Markets LLC, MUFG Securities Americas Inc., nabSecurities, LLC, Nomura Securities International, Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., Skandinaviska Enskilda Banken AB (publ), Standard Chartered Bank, SunTrust Robinson Humphrey, Inc., Swedbank AB (publ), TD Securities (USA) LLC, Telsey Advisory Group LLC, Tigress Financial Partners LLC, Tribal Capital Markets, LLC, Westpac Capital Markets, LLC and The Williams Capital Group, L.P., as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.675% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be May 22, 2018, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	4.044% Fixed Rate / Floating Rate Callable Senior Notes Due 2024

Maturity:	June 1, 2024

Interest Rate:	From the date of issuance of the Securities to, but excluding, June 1, 2023 (the “Fixed Rate Period”), 4.044% per annum

From, and including, June 1, 2023 (the “Floating Rate Period”), three-month LIBOR (Reuters LIBOR01) (determined as set forth in the Prospectus dated May 14, 2018 (the “Prospectus”) and the Prospectus Supplement dated May 15, 2018) plus 102.3 basis points per annum.

Interest Payment Dates:	During the Fixed Rate Period, the 1st of each June and December, commencing December 1, 2018

During the Floating Rate Period, September 1, 2023, December 1, 2023, March 1, 2024, and June 1, 2024, commencing September 1, 2023

Initial Price to Public:	100.000% of the principal amount thereof, plus accrued interest, if any, from May 22, 2018

Optional Redemption Provisions:

In whole at any time or in part from time to time, on or after December 1, 2018 and prior to June 1, 2023 upon at least 15 days’ but no more than 60 days’ notice to holders of the Securities at a redemption price equal to the sum of (i) 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such Securities. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to June 1, 2023, plus 0.170%.

In whole, but not in part, on June 1, 2023 at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to, but excluding, the date of redemption. In whole at any time or in part from time to time, on or after May 1, 2024 upon at least 15 days’ but no more than 60 days’ notice to holders of the Securities at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon to, but excluding, the date of redemption, upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus.

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. Sections 12.02 and 12.03 of the indenture, dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended from time to time, the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated October 17, 2016 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for:

•	Section 1(a), which is hereby deleted in its entirety and replaced with the following: “The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a shelf registration statement (File No. 333-224495) for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including all amendments thereto filed prior to the Execution Time, have become effective. The Company has filed with the Commission pursuant to Rule 424(b), a base prospectus related to the Securities, which has been previously furnished to you. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.”;

•	Section 1(d), which is hereby deleted in its entirety and replaced with “Reserved”;

•	Section 1(e), which is hereby deleted in its entirety and replaced with the following: “(e)(i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (ii)), the Company met the requirements set forth in Rule 164(e)(2) with respect to ineligible issuer use of free writing prospectuses that contain only descriptions of the terms of the securities in the offering or the offering”;

•	Section 1(h), which is hereby deleted in its entirety and replaced with the following: “In connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its subsidiaries has, as far as they are aware, breached or violated in any material way any applicable anti-bribery or anti-corruption laws or regulations, including the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended (“Anti-Bribery Laws”), and the Company and its subsidiaries have instituted and maintain policies and procedures reasonably designed to achieve compliance therewith. No part of the proceeds of the offering of the Securities will be used in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended.”;

•	Section 1(i), which is hereby deleted in its entirety and replaced with the following: “The Company and its subsidiaries have and will continue to maintain policies and procedures reasonably designed to achieve compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder (collectively, the “Money Laundering Laws”).”;

•

Section 1(j), which is hereby deleted in its entirety and replaced with the following: “Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its subsidiaries (i) is, or is 50% or more owned by, an individual or entity that is currently the subject of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions”) or (ii) is located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory or (iii) will use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities or business with any individual or entity, or in any country or territory that, at the time of such funding, is the subject of Sanctions, except to the extent permissible under the Sanctions.”; and

•	Section 1(k), which is hereby deleted in its entirety.

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 4:15 p.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the regulated market of the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in applicable law or listing requirements occurring after the original issue date of the Securities, the Company may de-list the Securities from the regulated market of the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between any relevant Underwriter and the Company, the Company acknowledges, accepts, and agrees to be bound by:

(a)	The effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any relevant Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)	the conversion of all, or a portion, of the BRRD Liability into shares, other debt securities or other obligations of any relevant Underwriter or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(iii)	the cancellation of the BRRD Liability; and

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period.

(b)	The variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

As used in this Section, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; “BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Underwriters.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that in relation to each Member State of the European Economic Area, with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer to the public of Securities which are the subject of the offering contemplated by this Terms Agreement in that Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer to the public in that Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities referred to in (a) to (c) above shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Member State.

This EEA selling restriction is in addition to any other selling restrictions set out below.

Solely for the purposes of the requirements of Article 9(8) of the MIFID Product Governance Rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding mutual responsibilities under the Product Governance Rules, the Underwriters note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Securities and the related information set out in the Prospectus Supplement and accompanying Prospectus in connection with the Securities.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

Each Underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Order) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the Order does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the Order with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). Each Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a Relevant Person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following Relevant Persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a Relevant Person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; or

(2) where no consideration is given for the transfer; or

(3) by operation of law.

Industrial and Commercial Bank of China (Asia) Limited is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, Industrial and Commercial Bank of China (Asia) Limited shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. Industrial and Commercial Bank of China (Asia) Limited shall offer and sell the Securities constituting part of its allotment solely outside the United States.

Barbara Politi, Esq., Assistant General Counsel – Capital Markets of the Company, is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on May 15, 2018 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated May 15, 2018, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein

By:	/s/ Jack D. McSpadden, Jr.
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Elissa Steinberg
	Name:	Elissa Steinberg
	Title:	Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities
Citigroup Global Markets Inc.	$962,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$12,500,000
Capital One Securities, Inc.	$12,500,000
CIBC World Markets Corp.	$12,500,000
Danske Markets Inc.	$12,500,000
Lloyds Securities Inc.	$12,500,000
Mizuho Securities USA LLC	$12,500,000
RBC Capital Markets, LLC	$12,500,000
SMBC Nikko Securities America, Inc.	$12,500,000
UBS Securities LLC	$12,500,000
UniCredit Capital Markets LLC	$12,500,000
ANZ Securities, Inc.	$6,250,000
Bank of China Limited, London Branch	$6,250,000
BMO Capital Markets Corp.	$6,250,000
C.L. King & Associates, Inc.	$6,250,000
Commerz Markets LLC	$6,250,000
Commonwealth Bank of Australia	$6,250,000
Credit Suisse Securities (USA) LLC	$6,250,000
The Huntington Investment Company	$6,250,000
Industrial and Commercial Bank of China (Asia) Limited	$6,250,000
ING Financial Markets LLC	$6,250,000
Loop Capital Markets LLC	$6,250,000
MUFG Securities Americas Inc.	$6,250,000
nabSecurities, LLC	$6,250,000
Nomura Securities International, Inc.	$6,250,000
PNC Capital Markets LLC	$6,250,000
Scotia Capital (USA) Inc.	$6,250,000
Skandinaviska Enskilda Banken AB (publ)	$6,250,000
Standard Chartered Bank	$6,250,000
SunTrust Robinson Humphrey, Inc.	$6,250,000
Swedbank AB (publ)	$6,250,000
TD Securities (USA) LLC	$6,250,000
Telsey Advisory Group LLC	$6,250,000
Tigress Financial Partners LLC	$6,250,000
Tribal Capital Markets, LLC	$6,250,000
Westpac Capital Markets, LLC	$6,250,000
The Williams Capital Group, L.P.	$6,250,000

Total	$1,250,000,000

ANNEX B

FINAL TERM SHEET